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                                                                  EXHIBIT 10.162














                          INSURANCE AUTO AUCTIONS, INC.
                      EXECUTIVE SEVERANCE PLAN FOR OFFICERS



                         EFFECTIVE AS OF AUGUST 9, 2000



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                          INSURANCE AUTO AUCTIONS, INC.
                      EXECUTIVE SEVERANCE PLAN FOR OFFICERS

                                    PREAMBLE

WHEREAS, Insurance Auto Auctions, Inc. (the "Employer") and its Affiliates (as defined herein) have established one or more benefit plans for their employees; and

WHEREAS, the Employer recognizes the qualifications of certain officers and the valuable services that they have provided to or for the Employer and its Affiliates; and

WHEREAS, the Employer desires to establish a severance plan as a means to enable the Employer to award such officers with certain benefits in the event of certain terminations of employment, from time to time, as it may desire; and

WHEREAS, the Employer has determined that the implementation of a plan to provide such benefits will best serve its interest in retaining such officers, and best serve the interest of such officers in providing funds in the event of certain terminations of employment with the Employer and its Affiliates;

NOW, THEREFORE, the Employer hereby establishes the Insurance Auto Auctions, Inc. Executive Severance Plan for Officers as hereinafter provided:

                                    ARTICLE I
                                     GENERAL

SECTION 1.1 Effective Date. The provisions of the Plan shall be effective as of August 9, 2000. The rights, if any, of any person hereunder shall be determined pursuant to the Plan as in effect on the date such person ceases to be an employee of the Employer and its Affiliates, unless a subsequently adopted provision of the Plan is made specifically applicable to such person in accordance with the provisions of Section 8.1 hereof.

SECTION 1.2 Purpose. The purpose of the Plan is to protect Participants against certain contingencies that interrupt or impair their earning power and to assure that funds will be available for such Participants to depend upon while seeking other employment, and to supplement or amend such benefits as provided to Participants under any applicable employment agreement or other arrangement entered into with the Employer or any of its Affiliates; provided, however, that in the event a Participant has (a) entered into a Change of Control Agreement, and becomes entitled to benefits thereunder, or (b) entered into an Employment Agreement, the Plan shall be superseded by, and such Participant shall only receive benefits under, such agreements.

SECTION 1.3 Intent. The Plan is intended to be an unfunded welfare benefit plan for purposes of ERISA, and a severance pay plan within the meaning of Section 3(2)(B)(i) of ERISA. The Plan is intended to provide severance pay to a select group of management or highly compensated employees as such group is described in Sections 201(2), 301(a)(3) and 401(a)(1)



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of ERISA. The Plan is not intended to be a plan described in Section 401(a) or
403(b) of the Code, or Section 3(2)(A) of ERISA. The Plan, as set forth herein, supersedes any prior severance plans, programs, policies or other arrangements, both formal and informal, which cover Participants as of the date hereof, other than such plans, programs, policies or other arrangements as are listed in Attachment A hereto.

                                   ARTICLE II
                              DEFINITIONS AND USAGE

SECTION 2.1 Definitions. Wherever used in the Plan, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

     -    "Administrator" means the person or persons described in Article VI.

     - "Affiliate" means any individual, partnership, firm, corporation, association, trust, joint-stock employer, unincorporated association or other entity (other than the Employer) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Employer including, without limitation, any member of an affiliated group of which the Employer is a common parent corporation as provided in Section 1504 of the Code.

     -    "Benefit" means the benefit of a Participant as determined under
          Article IV.

     -    "Board" means the Board of Directors of the Employer.

     - "Cause" shall mean a Participant's: (A) felony conviction in a court of law under applicable federal or state laws which results in material damage to the Employer or impairs the value of the Participant's services to the Employer, or (B) engaging in one or more acts, or omitting to act, in a manner so as to violate a significant Employer policy or fiduciary duty owed by the Participant to the Employer which results in material damage to the Employer.

     - "Change of Control" shall have the meaning given such term in any applicable Change of Control Agreement.

     - "Change of Control Agreement" means such change of control agreement as entered into between a Participant and the Employer or any of its Affiliates.

     - "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as codified in Section 601 et seq. of ERISA and Section 4980B of the Code.

     - "Code" means the Internal Revenue Code of 1986, as amended from time to time.



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     -    "Effective Date" means August 9, 2000.

     - "Employment Agreement" means such employment agreement which specifically provides for severance benefits as entered into between a Participant and the Employer or any of its Affiliates.

     - "Employer" means Insurance Auto Auctions, Inc. and any successor thereto.

     - "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     - "Good Reason" means a (i) significant diminution of the duties and responsibilities assigned to the Participant, (ii) any material diminution in the Participant's compensation or benefits previously provided to the Participant, or (iii) a relocation, without the consent of the Participant, of the Participant's office at the Employer or any of its Affiliates more than 75 miles from its current location.

     - "Participant" means an eligible executive officer of the Employer who is participating in the Plan in accordance with Section 3.2. An individual who ceases to be an executive officer of the Employer shall continue to be a Participant in the Plan.

     - "Plan" means the Insurance Auto Auctions, Inc. Executive Severance Plan for Officers.

     - "Plan Year" means the annual period commencing on January 1 and ending on the following December 31; provided that the first Plan Year shall commence on the Effective Date of the Plan and end on the following December 31.

     - "Severance Period" means a period of time, which commences on the date the Participant's employment with the Employer and all of its Affiliates is terminated pursuant to Section 4.1 hereof, equal to such number of months as shall correspond to the numerator of the fraction described in Section 4.1 hereof.

     - "Waiver and Release Agreement" means such agreement as shall be entered into between the Employer and a Participant, in exchange for such Participant's Benefit hereunder.

SECTION 2.2 Usage. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also include the plural and vice versa.


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                                   ARTICLE III
                          ELIGIBILITY AND PARTICIPATION

SECTION 3.1 Eligibility. Any individual who is an executive officer of the Employer on or after the Effective Date shall be eligible to participate in the Plan as of the date on which such individual has performed three (3) months of continuous service with the Employer or any of its Affiliates; provided, however, that an individual classified by the Employer as an independent contractor or temporary employee shall not be eligible to participate in the Plan.

SECTION 3.2 Participation. For purposes of the Plan, each eligible executive officer of the Employer is deemed to be a Participant on the later of (i) the Effective Date or (ii) the date three months after such officer's last date of hire by the Employer or any of its Affiliates.

                                   ARTICLE IV
                               SEVERANCE BENEFITS

SECTION 4.1 Base Severance Benefits. Unless otherwise increased by the Employer in its sole discretion, if the Employer and all of its Affiliates terminate the Participant's employment for any reason other than for Cause or if the Participant voluntarily terminates employment with the Employer and all of its Affiliates for Good Reason, the Participant shall receive, in exchange for providing the Employer with a duly executed Waiver and Release Agreement as set forth in Section 4.5 hereof, a Benefit, generally representing a one-month severance pay for each year of service with a minimum severance pay of six (6) months and a maximum severance pay of twelve (12) months, in an amount equal to the product of (i) times (ii), where:

(i) represents the sum of:

         (A) the Participant's annualized base salary at the time the Participant's employment is terminated, plus

         (B) the Participant's average annual bonus received over the eight fiscal quarters of the Employer immediately preceding the Employer's fiscal quarter during which the Participant's employment is terminated, without exceeding the Participant's target bonus for the Employer's fiscal year during which the Participant's employment is terminated, plus

         (C) the Participant's auto allowance for the Employer's fiscal year during which the Participant's employment is terminated; and

(ii) represents a fraction the numerator of which is the number of whole completed years of employment with the Employer or any of its Affiliates, but not less than six (6) nor more than twelve (12), and the denominator of which is twelve (12);



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provided, however, that in the event that the Participant's termination of employment occurs within one (1) year following the date on which a new chief executive officer is hired by the Employer, the Participant shall receive twelve
(12)months of severance pay generally calculated on the basis of the amounts set forth in Section 4.1(i)(A), (B) and (C) above; provided, however, that the amount taken into account as the Participant's bonus shall be equal to the Participant's target bonus for the Employer's fiscal year during which the Participant's employment is terminated.

A Participant is not entitled to any Benefit under Section 4.1 if the Employer and all of its Affiliates terminate such Participant's employment for Cause, if the Participant voluntarily terminates employment with the Employer and all of its Affiliates for any reason other than Good Reason, or if the Participant's employment is terminated as a result of death or disability.

SECTION 4.2 Non-Cumulative Benefits. A Participant who, upon termination of employment, becomes entitled to receive a Benefit hereunder, or is otherwise terminated without becoming entitled to any Benefit under the Plan, will not be entitled to any additional Benefit or other payment under the Plan or any applicable Change of Control Agreement as a result of a subsequent Change of Control, unless otherwise provided in a Change of Control Agreement. A Participant who, upon termination of employment, becomes entitled to receive benefits or other payments under any applicable Change of Control Agreement will not be entitled to any additional Benefit or other payment hereunder.

SECTION 4.3 Gross-Up Payment. Notwithstanding anything in the Plan to the contrary (except to the extent provided otherwise in a Participant employment or other agreement with the Employer or an Affiliate), a Gross-Up Payment (as defined below) shall be made to the Participant with respect to such Participant's Benefit to the extent that such Benefit, when considered with other payments of compensation payable to the Participant on termination of employment in connection with a Change of Control, including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of this Plan or any other plan, arrangement, or agreement with the Employer or any of its Affiliates (the "Total Payments") would trigger a tax imposed under Section 4999 of the Code (the "Excise Tax") with respect to such Participant.

For purposes hereof, the Gross-Up Payment shall mean a payment to the Participant in such amount as is necessary to ensure that the net amount retained by the Participant, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 4.3, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in the Participant's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.


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SECTION 4.4  Continued Health Benefits.

     If the Participant's employment is terminated in accordance with Section
4.1 hereof, the Participant shall be entitled to continued health benefits as follows:

     (a)  In general.

          (i) During the Severance Period, the Employer will continue to provide benefits to the Participant and/or the Participant's family at least equal to those which would have been provided to them in accordance with the medical, dental, life and long-term disability programs, practices and policies of the Employer (the "Employer Welfare Plans") if the Participant's employment had not been terminated, provided, however, that such benefits will be continued only to the extent permissible under the terms of such Employer Welfare Plans and applicable law; further provided, with respect to long-term disability, the Participant must timely apply for conversion insurance, and benefits payable thereunder shall not exceed a maximum monthly benefit of $3,000. The Participant will be charged for such benefits in an amount equal to the amount that such Participant would have been charged had such Participant remained employed by the Employer or any of its Affiliates.

          (ii) If any of the Employer's Welfare Plans do not permit continued participation by the Participant and the Participant's family after termination of employment, then, during the Severance Period, the Employer will reimburse the Participant for the cost of obtaining comparable coverage from a third-party insurer, provided, however, that the amount of such reimbursement will not exceed the amount that would have been paid by the Employer had the Participant's employment not been terminated.

               If during the Severance Period, and subject to (b) below, the Participant is reemployed by another employer, the rights of the Participant and the Participant's family to receive benefits under any Employer Welfare Plan, or reimbursement for third-party coverage, will terminate on the date the Participant and family become eligible to receive comparable benefits from such employer.

     (b)  COBRA Continuation.

          (i) If, at the termination of the Severance Period, the Participant is receiving medical and/or dental benefits from a Employer Welfare Plan, the Employer will continue to provide such medical and/or dental benefits to



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               the Participant and/or the Participant's family pursuant to
               COBRA. For such purpose, the termination of the Severance Period will be considered the date of the "qualifying event" as such term is defined by COBRA and the cost of continued coverage during the COBRA period will be determined pursuant to COBRA and paid entirely by the Participant.

          (ii) If the Employer's Welfare Plans do not provide for continued medical and/or dental benefit coverage during the Severance Period, then the date of the Participant's termination of employment will be considered the date of the qualifying event for COBRA purposes. In such case, the Participant may either elect to continue such coverage pursuant to COBRA or obtain comparable third-party coverage as described in Section 4.4(a)(ii). If the Participant elects COBRA coverage, then during the Severance Period, the Participant will be charged the amount that such Participant would have paid for such coverage had such Participant remained employed by the Employer or any of its Affiliates, and after the end of such Severance Period and for the remainder of the COBRA period, the cost of such coverage will be determined pursuant to COBRA and paid entirely by the Participant. If the Participant elects third-party coverage, then during the Severance Period, the Employer will reimburse such Participant for the cost of such coverage as described in Section 4.4(a)(ii), and after the end of such Severance Period, the Participant will be responsible for the entire cost of such coverage.

     (c) The Participant's active participation in all other employee benefits plans and programs maintained by the Employer, including the Insurance Auto Auctions, Inc. 401(k) Plan and the Insurance Auto Auctions, Inc. Employee Stock Purchase Plan, following a termination of employment, shall be determined in accordance with the terms of such plans and programs.

SECTION 4.5 Waiver and Release Agreement. Notwithstanding anything in the Plan to the contrary, a Participant's Benefit hereof shall be paid only after submission by such Participant to the Employer of a duly executed Waiver and Release Agreement in a form acceptable to the Employer. The required Waiver and Release Agreement is to be signed by the Participant and submitted to the Employer by the Participant within twenty-one (21) days or forty-five (45) days following the date on which the Participant receives such Waiver and Release Agreement from the Employer, as specified by the Employer upon presentation of the Waiver and Release Agreement to the Participant. A Participant may revoke in writing such Participant's Waiver and Release Agreement within seven (7) days following the Participant's execution of the Waiver and Release Agreement, but will thereby cease to be eligible for any Benefit payable to such Participant hereunder.



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                                    ARTICLE V
                               PAYMENT OF BENEFIT

SECTION 5.1 In General. Subject to Section 5.2, the signing by the Participant of any applicable Waiver and Release Agreement and the return of any Employer property in such Participant's possession, the payment of any applicable Benefit (other than a Benefit covered by Section 4.4) to such Participant shall be made as a lump sum as soon as administratively possible, but no later than the later of (i) thirty (30) days after the date on which the Participant's employment with the Employer and all of its Affiliates is terminated as provided in Section 4.1, or (ii) thirty (30) days after the date on which any applicable Waiver and Release Agreement to be signed the Participant, if any, becomes effective and irrevocable; provided, however, that such payment shall not be contingent, directly or indirectly, upon the Participant's retirement. Such payment shall be subject to regular tax and other withholdings in effect with respect to the Participant's compensation while employed by the Employer or any of its Affiliates.

SECTION 5.2 Limitation on Benefit Payments. Notwithstanding Section 5.1, if the payment of any Benefit will result in any portion of the Benefit (or any other amount paid to a Participant or beneficiary during the same calendar year) not being deductible by the Employer by reason of Section 162(m) of the Code, the Administrator may defer payment of all or a portion of such Benefit until such time that such payment will be deductible.

                                   ARTICLE VI
                                 ADMINISTRATION

SECTION 6.1 General. The Administrator shall be the Compensation Committee of the Board, or such other person or persons as designated by the Board. Except as otherwise specifically provided in the Plan, the Administrator shall be responsible for administration of the Plan. The Administrator shall be the "named fiduciary" within the meaning of Section 402(c)(2) of ERISA.

SECTION 6.2 Authority and Responsibility of the Administrator. The Administrator shall have overall responsibility for the establishment, administration and operation of the Plan. The Administrator may discharge its duty by appointment and removal (with or without cause) of individuals or of a committee or committees to whom shall be delegated those responsibilities determined by the Administrator.

SECTION 6.3 Administrator Duties. The Administrator on behalf of the Participants and their beneficiaries will enforce the Plan in accordance with its terms and will have all powers necessary to accomplish that purpose, including, but not limited to, the following:

     (a) To adopt and issue rules and regulations necessary for the proper conduct and administration of the Plan and to change, alter, or amend such rules and regulations;



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     (b)  To construe and enforce the Plan in accordance with its terms and any policy and regulations it establishes;

     (c) To determine all questions arising in its administration, including those relating to the eligibility of persons to become Participants, and the rights of Participants and their beneficiaries, and its decision thereon shall be final and binding upon all persons hereunder;

     (d) To authorize all disbursements of Benefits in accordance with the provisions of the Plan;

     (e) To keep records relating to Participants and other matters applicable to this Plan;

     (f) To make available to Participants upon request, for examination during business hours, such records as pertain exclusively to the examining Participant;

     (g) To prescribe procedures to be followed by Participants and beneficiaries in claiming benefits;

     (h) To make available for inspection and to provide upon request at such charge as may be permitted and determined by the Administrator, documents and instruments required to be disclosed under ERISA;

     (i)  To designate Participants; and

     (j) To appoint such agents and other specialists to aid it in the administration of the Plan as it deems necessary.

SECTION 6.3 Records. The regularly kept records of the Administrator and the Employer or any of its Affiliates shall be conclusive evidence of a Participant as to all matters contained therein applicable to this Plan. A Participant or other interested individual may request a correction in the record of any fact relevant for purposes of the Plan and such correction shall be made if he furnishes in support thereof documentary proof of the fact satisfactory to the Administrator.

SECTION 6.4 Administrator Decisions Final. The decision of the Administrator in matters within its jurisdiction shall be final, binding, and conclusive upon the Employer, Affiliate, employees, Participants, beneficiaries and any other person or party interested or concerned.

SECTION 6.5 Misrepresentations. The Administrator may (but shall not be required to) rely upon any certificate, statement or other representation made to it by a Participant or beneficiary with respect to any fact regarding any of the provisions of the Plan. Any such certificate, statement or other representation shall be conclusively binding upon such Participant, beneficiary or his personal representative, heir, or assignee (but not upon the Administrator), and any such



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person shall thereafter be estopped from disputing the truth of any such certificate, statement or other representation.

SECTION 6.6 Fees. No fee or compensation shall be paid to any person for services as the Administrator.

                                   ARTICLE VII
                                CLAIMS PROCEDURE

SECTION 7.1 General. Any claim for Benefits under the Plan shall be filed by the Participant or beneficiary ("claimant") in such manner as shall be prescribed by the Administrator.

SECTION 7.2 Denials. If a claim for Benefits under the Plan is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Administrator within a reasonable period of time (not to exceed ninety (90) days) after receipt of the claim by the Administrator.

SECTION 7.3 Notice. Any claimant who is denied a claim for Benefits shall be furnished written notice setting forth:

     (a)  the specific reason or reasons for the denial;

     (b) specific reference to the pertinent provision of the Plan upon which the denial is based;

     (c) a description of any additional material or information necessary for the claimant to perfect the claim; and

     (d)  an explanation of the claim review procedure under the Plan.

SECTION 7.4 Appeals Procedure. In order to allow a claimant to appeal a denial of a claim, the claimant or the claimant's duly authorized representative may:

     (a) request a review by written application to the Administrator, or its designee, no later than sixty (60) days after receipt by the claimant of written notification of denial of a claim;

     (b)  review pertinent documents; and

     (c)  submit issues and comments in writing to the Administrator.

SECTION 7.5 Review. A decision on review of a denied claim shall be made not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred and twenty (120) days after receipt of a request for review.



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The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent provisions of the Plan on which the decision is based.

                                  ARTICLE VIII
                            MISCELLANEOUS PROVISIONS

SECTION 8.1 Amendment. The Employer reserves the right to amend the Plan in any manner that it deems advisable, by a resolution of the Board or the Compensation Committee of the Board; provided, however, that for the period commencing on the Effective Date and ending two (2) years after the Effective Date, no amendment shall reduce, directly or indirectly, Benefits payable to any Participant hereunder at the time of such Amendment, in the event that such Participant's employment with the Employer and all of its Affiliates is terminated prior to the date that is two (2) years after the Effective Date.

SECTION 8.2 Termination. The Employer reserves the right to terminate the Plan at any time by a resolution of the Board or the Compensation Committee of the Board; provided, however, that for the period commencing on the Effective Date and ending two (2) years after the Effective Date no termination shall reduce, directly or indirectly, Benefits payable to any Participant hereunder at the time of such Termination, in the event that such Participant's employment with the Employer and all of its Affiliates is terminated prior to the date that is two (2) years after the Effective Date.

SECTION 8.3 No Assignment. The Participant shall not have the power to pledge, transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payments of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION 8.4 Successors and Assigns. The provisions of the Plan are binding upon and inure to the benefit of the Employer, its successors and assigns, and on any entity acquiring over fifty percent (50%) of the stock or assets of the Employer in connection with a Change of Control, and the Participant, his beneficiaries, heirs, legal representatives and assigns.

SECTION 8.5 Governing Law. The Plan shall be subject to and construed in accordance with the laws of the State of Illinois to the extent not preempted by the provisions of ERISA.

SECTION 8.6 No Guarantee of Employment. Nothing contained in the Plan shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Employer or any equity or other interest in the assets, business or affairs of the Employer.



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SECTION 8.7 Source of Payment. All payments under this Plan shall be from the general funds of the Employer, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant shall have any right, title, or interest whatever in or to any investments which the Employer may make to aid the Employer in meeting its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between an Employer and any Participant. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

SECTION 8.8 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

SECTION 8.9 Notification of Addresses. Each Participant and each beneficiary shall file with the Administrator, from time to time, in writing, the post office address of the Participant, the post office address of each beneficiary, and each change of post office address. Any communication, statement or notice addressed to the last post office address filed with the Administrator (or if no such address was filed with the Administrator, then to the last post office address of the Participant or beneficiary as shown on the Employer's records) shall be binding on the Participant and each beneficiary for all purposes of the Plan and neither the Administrator nor the Employer shall be obliged to search for or ascertain the whereabouts of any Participant or beneficiary.

SECTION 8.10 Bonding. The Administrator and all agents and advisors employed by it shall not be required to be bonded, except as otherwise required by ERISA.


     IN WITNESS WHEREOF, this Plan has been adopted effective as of August 9, 2000.


                                            INSURANCE AUTO AUCTIONS, INC.


                                            By:
                                               ---------------------------------
                                            Title:
                                                  ------------------------------

                                            Date:                 , 2000
                                                  ----------------




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                                  ATTACHMENT A

            SEVERANCE PLANS, PROGRAMS, POLICIES AN OTHER ARRANGEMENTS
                             NOT SUPERSEDED BY PLAN










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                                  ATTACHMENT B

                        WAIVER AND RELEASE AGREEMENT FORM